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                                 PEEK AGREEMENT

                              DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT (hereinafter referred to as the "Agreement") is entered into this 15th day of February 2000, by and between Sonic Systems Corporation, a British Columbia company, and Peek Traffic Systems Inc., a Florida corporation, for the purpose of establishing a working relationship for the manufacture, distribution and sale of a CDPD Modem for use within the Transportation Industry (the "Product").

WHEREAS, the parties are desirous of working together in the design, manufacturing, distribution and sale of the Product, and are desirous of fixing and defining between themselves their respective responsibilities, interests, and liabilities in connection with the Product.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto agree to constitute themselves as Manufacturer and Distributor for the purposes before mentioned and, intending to be legally bound hereby, the parties hereto, after first being duly sworn, do covenant, agree and certify as follows:

ARTICLE I - DEFINITIONS

1.1 "Manufacturer" shall refer to Sonic Systems Corporation, whose place of business is at #101 - 1520 Rand Avenue, Vancouver, British Columbia, Canada V6P 3G2.

1.2 "Distributor" shall refer to Peek Traffic Systems, Inc., whose place of business is at 3000 Commonwealth Blvd., Tallahassee, Florida, USA 32303-3157.

1.3 "Product" shall refer to the CDPD Modem designed and manufactured by the Manufacturer for use with all NEMA controllers and the Distributor's advanced transportation controllers within the Transportation Industry,

1.4 "Territory" is defined as the United States and it's territories, Canada, and Mexico.

1.5 "International Territories" is defined as all countries and territories not mentioned in 1.4 above.

ARTICLE II - PURPOSE OF THE AGREEMENT

2.1 The purpose of this AGREEMENT is to provide guidelines for the establishment of a working relationship between the Manufacturer, as designer and manufacturer, and the Distributor, as distributor of the Product. As the relationship matures, or if additional products are developed, this document may be modified upon the agreement in writing of both parties. The parties agree to explore the transfer of manufacturing responsibility to Distributor under a licensing agreement after an initial period of 6 months.

ARTICLE III - TERM

3.1 The term of the AGREEMENT shall commence upon the signing of this document and shall remain in force for a period of two years unless modified in writing and agreed to by both parties. The AGREEMENT shall be renewed at the conclusion of the 2 year term for additional one year term(s), if each party agrees in writing in its complete discretion, and without any requirement to compensate the other party if it elects not to renew, that it is in its best interest to continue the relationship and the terms of this AGREEMENT. Either party may terminate this Agreement if the other is in breach of a provision of this AGREEMENT and has not remedied such breach within 30 days of receipt of notice of the breach.


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3.2      This agreement sets forth the full and complete understanding of the parties concerning the project as of the date hereof, and there are no other representations, covenants or agreements expressed, implied or statutory other than those expressly set forth herein. No amendments or modifications hereof shall be valid unless evidenced in writing and executed on behalf of both of the parties. All notices must be sent to the respective parties at the addresses referenced herein.

ARTICLE IV - RESPONSIBILITIES

4.1      Manufacturer

4.1.1 The manufacturer shall design the Product and the Product shall be compatible with NEMA traffic controllers and shall comply with "MPIC Product Description", document number TC.0003.D1, dated January 7, 2000, as well as "MPIC: Application Protocol Specification", document number EN0XXX, release number Beta 0.9.0, dated December 2, 1999. Within 30 days of the release of revised version(s) of these document(s), the Manufacturer shall deliver them to the Distributor and, upon mutual written agreement of the parties, the Product shall be required to comply with the revised document(s).

4.1.2 The Manufacturer shall manufacture, test and provide a warranty and repairs for the Product. Warranty will be for a period of one year from installation at customer site or 18 months from date of shipment from Manufacturer, whichever occurs first, and will cover all parts and labor for replacement of components which fail in normal operation of the unit (s). Warranty will not cover units damaged by abuse, misuse, vandalism, improper installation, misapplication of power, accident, lightning, storms, or acts of God, and does not cover costs related to installation or removal.

4.1.3 The Manufacturer shall sell the Product to the Distributor in accordance with the price list set out in Schedule "A" to this AGREEMENT. Such prices exclude shipping costs, duties and taxes, which will be borne by the Distributor. The Product will be shipped to the Distributor at its location in Tallahassee, Florida or to locations as designated by the Distributor in purchase orders delivered by the Distributor to the Manufacturer.

4.1.4 The Manufacturer shall provide training and manuals on the Product for the Distributor and the Distributor's personnel. Distributor and Manufacturer shall each be responsible for all training-related costs for their respective personnel, including travel and lodging costs.

4.1.5 During the warranty period the Manufacturer shall provide direct customer support to the end user in those instances when the Product is not performing in accordance with its advertised specifications and such lack of performance is deemed to be a result of design flaw(s) and/or substandard component(s) in the Product. This direct customer support may in some instances require the Manufacturer to provide on-site support to the customer, and the Manufacturer will provide such support to the customer at no cost to the Distributor when mutually deemed appropriate by both the Manufacturer and the Distributor.

4.1.6 The Manufacturer shall provide catalog cuts to the Distributor and advertise the Product in the trade journals for the Transportation Industry. The Distributor shall be specified as the Manufacturer's distributor of the Product in any advertising, and will be referred all customer inquires received by the Manufacturer for all NEMA applications and applications of the Distributor's advanced transportation controllers, for follow-up and potential sale of the Product.

4.1.7 Nothing in this AGREEMENT is intended to restrict the Manufacturer's right to develop, manufacture and sell CDPD Modems for use a) within the Transportation


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         Industry with devices other than controllers and b) in other applications outside of the Transportation Industry, and to appoint distributors other than the Distributor in respect of such modems.

4.2      Distributor

4.2.1 The Distributor shall be the master distributor of the Product for all NEMA applications and applications of the Distributor's advanced transportation controllers in the Territory and shall not carry competing products. The Distributor shall also be the master distributor of the Product for all Peek Traffic companies. The Distributor shall use its best efforts to utilize its position within the Transportation Industry, and its relationship with its distribution network and customers, and its relationship with other Peek Traffic companies to create a market for the Product. The Distributor shall provide the necessary personnel and financial resources to introduce and support the Product within the Transportation Industry in the Territory. The Distributor agrees to deliver orders to the Manufacturer for at least that number of units of the Product as set out in Schedule "B" hereto.

4.2.2 The Distributor shall demonstrate the Product at trade shows, training sessions, and during new product introductions throughout the Territory, and shall ensure its resellers are adequately trained to sell and support the Product.

4.2.3 The Distributor, upon receiving potential customer referrals either from the Manufacturer or directly, shall provide immediate follow up, and shall recommend and try to provide a demonstration of the Product in those instances which, in the sole opinion of the Distributor, are expected to provide a reasonable economic return.

4.2.4 Distributor and/or its resellers shall stock sufficient inventory for spares and immediate sales.

4.2.5 Distributor and its resellers shall provide direct, first contact customer support regarding all aspects of use of the Product, whether arising in connection with the equipment, application, hardware, software or service, including, for example, issues relating to software configuration and setup, usability issues, service activation and service coverage.

ARTICLE V - EXCLUSIVITY

5.1 The Distributor shall have the exclusive right to distribute and sell the Product within the Territory. Distributor shall have right of first refusal on exclusive marketing rights within the Territory to distribute products derived from the Product for all applications involving NEMA controllers or the Distributor's advanced transportation controllers. Such derivative products may include but are not limited to enhanced CDPD Modems and other digital wireless communications devices or protocols.

5.2 The Distributor shall have non-exclusive rights to sell the Product in International Territories, as defined in 1.5 above, to the extent that such non-exclusive rights do not conflict with market- or segment-specific exclusivity agreements as may be granted from time to time by the Manufacturer, in Manufacturer's sole discretion.

5.3 In some competitive situations, resellers in the Territory may wish to not purchase from Distributor, in which case after consultation with Distributor, Manufacturer may sell direct and pay Distributor a commission equal to a minimum of 5% of the net proceeds of the sale.

ARTICLE VI - SAMPLE UNITS


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6.1      The Manufacturer shall make available and the Distributor shall purchase a suitable number of sample units of the Product for demonstration purposes. The price for the sample units of the Products shall be discounted by 50% from the normal price paid by the Distributor, as these sample units will be for demonstration purposes and will not be sold.

ARTICLE VII - GENERAL

7.1 Orders for Product will be submitted to Manufacturer on Distributor's standard purchase order form, and in the case of conflicting terms, the terms of this AGREEMENT shall override the terms of the standard purchase order. (Tom - wll fax and fedex today; I don't think we need to include it as an exhibit because the clause above allows this agreement to govern in the case of conflicting terms.)

7.2 Manufacturer will use its best efforts to ship products ordered within 30 days of receipt of purchase order if the order was previously forecast; or 60 days after receipt of order if not forecast.

7.3 Payment for the Products shall be made by the Distributor "Net 60 days" after shipment, on established credit terms, for Product which will be resold by Distributor to end customers; terms shall be "Net 30 days", on established credit, for Product for use as demonstration units and for all spares and paid repairs. Deposits may be required for orders larger than established credit terms.

7.4 Product returned for warranty repair must be accompanied with a Return Material Authorization number ("RMA") assigned by Manufacturer prior to shipment. Warranty returns shall be shipped prepaid to Manufacturer, and shall be returned prepaid ground transportation to the Distributor.

7.5 Nothing in this AGREEMENT shall transfer or modify ownership of either party's intellectual property or trademarks.

7.6 The Manufacturer is not selling the Products with any implied suitability for use in any application. Manufacturer in no case accepts responsibility for indirect, incidental or consequential damages of the Distributor or any of its resellers or customers under the warranty or otherwise.

7.7 Manufacturer and Distributor agree not to offer employment or employ any employee of the other party during the term of this agreement and for a period of one year after expiration or termination of this agreement.

7.8 This agreement shall be construed and all disputes hereunder shall be settled in accordance with The Florida International Arbitration Act.

ARTICLE VIII - NON TRANSFER

8.1 This Agreement may not be transferred by either party without the express written permission of the other party. For the purposes of this Agreement, a change of ownership (as evidenced by a change of control) of a party constitutes a transfer of the Agreement, and the Agreement will automatically terminate if the other party does not agree to such transfer.

ARTICLE IX -- MISCELLANEOUS

9.1 FURTHER ASSURANCES - The parties hereto agree to execute such further and other assurances and/or documents as may be necessary to complete the true intent and meaning of this Agreement.


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9.2      NOTICE - All notices, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to rights or interests herein, will be in writing and must be mailed, telegraphed, delivered or sent by telex or telecopier to the parties at their respective addresses as set out on the signature page hereof. Any such notice will be deemed to have been given, if mailed, 7 days following the date of posting; provided that if there is, between the time of mailing and the actual receipt of the notice, a mail strike, slow down or other labour dispute which might affect delivery of such notice by mail, then such notice will be effective only if delivered; and, if given by personal delivery, when delivered.

9.3 COUNTERPARTS - This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this agreement or such other writing as the case may be, taken together will be deemed to be one and the same instrument. The execution of this Agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

9.4 HEADINGS - The headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

9.5      TIME OF ESSENCE - TIME will be of the essence of this Agreement.

9.6 ENUREMENT - THIS Agreement will enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns.

9.7 LEGAL AND TAX ADVICE - Each of the parties hereto covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of this Agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this Agreement voluntarily understanding the nature and effect of this Agreement after receiving such advice.

9.8 SEVERABILITY - In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

9.9 FORCE MAJEURE - IN the event of an inability or failure by the Manufacturer to manufacture, supply or ship the Product by reason of any fire, explosion, war, riot, strike, walk-out, labor controversy, flood, shortage of water, power, labor, transportation facilities or necessary materials or supplies, default or failure of carriers, breakdown in or the loss of production or anticipated production from plant or equipment, act of God or public enemy, any law, act or order of any court, board, government or other authority of competent jurisdiction, or any other direct cause (whether or not of the same character as the foregoing) beyond the reasonable control of the Manufacturer, then the Manufacturer shall not be liable to the Distributor during the period and to the extent of such inability or failure. Deliveries omitted in whole or in part while such inability remains in effect shall be cancelled.

9.10 STATUS OF DISTRIBUTOR - THE parties hereto acknowledge that the Distributor is an independent contractor and nothing in this Agreement is intended to constitute the Distributor as an agent or a partner of the Manufacturer. The Distributor has


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         no authority to assume or to create any obligation or liability, expressed or implied on behalf of or in the name of the Manufacturer.

9.11 INDEMNIFICATION BY DISTRIBUTOR - The Distributor hereby agrees, during and after the term of this Agreement, to indemnify and save the Manufacturer harmless from any and all liabilities, losses, suits, claims, demands, costs, fines and actions of any kind or nature whatsoever to which the Manufacturer shall or may become liable for, or suffer by reason of any breach, violation or non-performance on the part of the Distributor, or any of its agents, servants or employees, of any term or condition of this Agreement and from all claims, damages, suits, costs or actions of any persons, firms or corporations arising from the Distributor selling and/or marketing the Products.

9.12 INDEMNIFICATION BY MANUFACTURER - The Manufacturer hereby agrees, during and after the term of this Agreement, to indemnify and save the Distributor harmless from any and all liabilities, losses, suits, claims, demands, costs, fines and actions of any kind or nature whatsoever to which the Distributor shall or may become liable for, or suffer by reason of any breach, violation or non-performance on the part of the Manufacturer, or any of its agents, servants or employees, of any term or condition of this Agreement and from all claims, damages, suits, costs or actions of any persons, firms or corporations arising from the Manufacturer designing, manufacturing, and/or selling the Product to the Distributor.

Agreed:

Date                                   Date
    --------------------------             ---------------------------


SONIC SYSTEMS, CORP.                   PEEK TRAFFIC SYSTEMS, INC.

#101 - 1520 Rand Avenue                3000 Commonwealth Blvd.
Vancouver, British Columbia            Tallahassee, Florida
Canada V6P 3G2                         USA 32303-3157


------------------------------         -------------------------------
Tom Dodd                               Ken Anderson


Both parties agree that this document is of no force or effect until both parties have agreed to, and indicated their agreement by initialing, the contents of Schedules "A" , and "B", attached hereto.